UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Marshall, Charles
   Grosvenor PH-B
   6001 Pelican Bay Boulevard
   Naples,, FL  34108
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   08/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |6/19/9|J(1)|V|9.409             |A  |$56.375    |                   |D     |---                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/9|J(1)|V|28.879            |A  |$56.375    |                   |D     |---                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/10/9|M   | |500               |A  |$23.7813   |                   |D     |---                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/10/9|M   | |500               |A  |$26.6563   |                   |D     |---                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/10/9|M   | |500               |A  |$35.6875   |14,491.2169        |D     |---                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Nonqual Stock|$23.7813|08/10|M   | |500        |D  |     |08/01|Common Stock|500    |       |            |D  |---         |
 Option (Right to Buy)|        |/98  |    | |           |   |     |/04  |            |       |       |            |   |            |
w/ Tandem Tax Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqual Stock|$26.6563|08/10|M   | |500        |D  |     |04/18|Common Stock|500    |       |            |D  |---         |
 Option (Right to buy)|        |/98  |    | |           |   |     |/05  |            |       |       |            |   |            |
w/ Tandem Tax Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing                   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqual Stock|$35.6875|08/10|M   | |500        |D  |     |04/16|Common Stock|500    |       |            |D  |---         |
 Option (Right to Buy)|        |/98  |    | |           |   |     |/06  |            |       |       |            |   |            |
w/ Tandem Tax Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|(2)     |     |    |V|           |   |(2)  |(2)  |Common Stock|7,000  |       |7,000       |D  |---         |
ion (Right to Buy)    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1)Acquired by Reporting Person pursuant to dividend reinvestment under Sundstrand Corporation's Dividend
Reinvestment
Plan.
(2)Previous awards to Reporting Person of options to buy Common Stock under the Company's Nonemployee
Director Stock Option Plan in transaction exempt under Rule 16b-3d. Of the 7,000 stock options held by the Reporting Person, 500 will become exercisable on August 1, 1999, with an exercise price of $23.78125 and an expiration date of August 1, 2004; 500 will become exercisable on each of April 18, 1999, and April 18, 2000, all with an exercise price of $26.65625 and an expiration date of April 18, 2005; 500 will become exercisable on each of April 16, 1999, April 16, 2000, and April 16, 2001, all with an exercise price of $35.6875 and an expiration date of April 16, 2006; 500 will become exercisable on each of April 15, 1999, April 15, 2000, April 15,
2001, and April 15, 2002, all with an exercise price of $45.125 and an expiration date of April 15, 2007; and 500 will become exercisable on each of April 21, 2000, April 21, 2001, April 21, 2002, and April 21, 2003, all with an exercise price of $64.375 and an expiration date of April 21, 2008. All of the nonexercisable stock options, in the event of a "Change of Control" as defined in the Plan, may become immediately exercisable unless specifically prohibited by the terms of applicable law.